Exhibit 99.1

CONTACT: Fred Kurland Chief Financial Officer Corcept Therapeutics 650-327-3270 IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FOURTH QUARTER 2004 RESULTS

MENLO PARK, Calif., (March 3, 2005) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the fourth quarter and the full year 2004.

For the fourth quarter of 2004, Corcept reported a net loss of $5.3 million, or $0.24 per share, compared to a net loss of $2.0 million, or $0.23 per share for the fourth quarter of 2003. For the full year 2004, the company reported a net loss of $15.5 million, or $0.84 per share. This compares to a net loss of $9.8 million, or $1.22 per share, for the full year 2003.

As of December 31, 2004, Corcept had cash, cash equivalents and marketable securities of $46.9 million. The total cash used in the company’s operating activities for the fourth quarter and full year 2004 was $4.9 million and $13.7 million, respectively.

Total operating expenses were $5.5 million for the fourth quarter of 2004, which included $4.3 million of research and development expenses. This compares to total operating expenses of $2.0 million for the fourth quarter of 2003, which included $1.2 million of research and development expenses. This increase in research and development expenses over the prior year period was primarily related to increased activity in the clinical development of CORLUX® for the treatment of the psychotic features of psychotic major depression, or PMD. General and administrative expenses increased to $1.2 million in the fourth quarter of 2004 from $0.8 million for the same period in 2003, attributable to increases in staffing, professional fees, insurance costs and non-cash stock-based compensation.

“2004 has been a year of accomplishments for Corcept,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.

2004 highlights:

PMD Program

•	We reached agreement with the U.S. Food and Drug Administration (FDA) on Special Protocol Assessments (SPAs) for the design of two Phase III clinical trials evaluating CORLUX for the treatment of the psychotic features of PMD. These trials will be conducted at approximately 50 sites in the United States. Because of the serious nature of PMD and the lack of approved drugs for the disorder, the FDA previously granted Fast Track designation for CORLUX for the treatment of the psychotic features of PMD.

•	The Phase III studies in the United States began enrollment in the second half of the year. We anticipate reporting initial results from both of these trials in the first half of 2006.

•	We have selected investigational sites and will soon begin enrollment for a third Phase III trial in PMD in Europe. We expect to report the results of this trial in late 2006.

Discovery Research / Intellectual Property

•	We have identified and filed patent applications for three series of selective GR-II antagonists, compounds that, unlike CORLUX, do not block the progesterone receptor and only block the GR-II receptor. We are currently evaluating which compound or compounds we intend to move toward an Investigational New Drug application (IND). We hope to initiate a human clinical trial with the selected compound in 2006.

•	We announced the resolution of an issue relating to the inventorship of a patent exclusively licensed by Corcept from Stanford University. The patent in question covers the use of GR-II antagonists to treat the psychotic features of PMD. Under the resolution, Corcept will retain its exclusive rights to the patent with no change in the previously agreed to royalty payment schedule.

Alzheimer’s Disease Program

•	Enrollment continues in our Phase II clinical trial. We hope to report results by the end of 2005.

Dr. Belanoff added, “We believe that our $46.9 million in cash and marketable securities will enable us to complete the clinical development, as currently planned, of CORLUX, our lead product candidate for the treatment of the psychotic features of PMD.”

Commenting on Corcept’s financial guidance for 2005, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Because we will have three Phase III clinical trials under way, we anticipate an increase in spending in 2005 compared with 2004. We currently expect the net cash used to be between $25 million and $30 million for 2005. Additionally, we expect that the 2005 net loss per share will range from $1.15 to $1.38, excluding the impact of Financial Accounting Standard 123(R), Share-Based Payments, which we plan to adopt in the third quarter of 2005.”

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. Corcept is also conducting a clinical trial to evaluate the safety and efficacy of our product in improving cognition in patients with mild to moderate Alzheimer’s disease. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our PMD clinical development program, the expected timing of results of our clinical trials, our spending pace, and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurances with respect to the regulatory process or regulatory approvals; there can be no assurances with respect to commercial success; and financial projections may not be accurate. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(Unaudited)	(Note)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$37,401,133	$11,577,283
Other current assets	838,114	165,341

Total current assets	38,239,247	11,742,624

Long-term investments	9,485,523	—
Other assets	46,858	38,336

Total assets	$47,771,628	$11,780,960

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accounts payable	$549,516	$321,806
Other current liabilities	1,274,525	692,180

Total current liabilities	1,824,041	1,013,986

Other liabilities	—	523,689

Total liabilities	1,824,041	1,537,675

Convertible preferred stock	—	41,715,974

Total stockholders’ equity (deficit)	45,947,587	(31,472,689)

Total liabilities and stockholders’ equity	$47,771,628	$11,780,960

CORCEPT THERAPEUTICS INCORPORATED

STATEMENT OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
OPERATING EXPENSES:
Research and development*	$4,306,513	$1,181,710	$11,550,771	$8,223,014
General and administrative*	1,215,881	836,652	4,494,064	1,746,278

Total operating expenses	5,522,394	2,018,362	16,044,835	9,969,292
Interest and other income, net	232,678	34,048	578,238	190,765
Non-operating expense	(21,330)	(5,208)	(67,884)	(33,835)

Net loss	$(5,311,046)	$(1,989,522)	$(15,534,481)	$(9,812,362)

Basic and diluted net loss per share	$(0.24)	$(0.23)	$(0.84)	$(1.22)

Shares used in computing basic and diluted net loss per share	22,556,092	8,496,224	18,440,390	8,068,560

* Includes non-cash stock-based compensation of the following:

Research and development	$84,773	$135,060	$202,434	$551,176
General and administrative	289,664	228,312	1,474,949	(307,772)

Total non-cash stock-based compensation	$374,437	$363,372	$1,677,383	$243,404

Note – Derived from audited financial statements as of that date and period.